Exhibit 99.2

TERMINATION OF REPLACEMENT CAPITAL COVENANTS

TERMINATION OF REPLACEMENT CAPITAL COVENANTS, dated as of September 23, 2011 (this “Termination”), by SunTrust Banks, Inc., a Delaware corporation (together with its successors and assigns, the “Corporation”).

WHEREAS, the Corporation executed Replacement Capital Covenants dated as of September 12, 2006, October 25, 2006, December 6, 2006 and March 4, 2008 (together, the “Replacement Capital Covenants”), in favor of and for the benefit of holders of the Corporation’s Covered Debt, as defined in the Replacement Capital Covenants, which at all times during the effectiveness of the Replacement Capital Covenants has been the Corporation’s 6% Subordinated Notes due 2026 (the “Notes”);

WHEREAS, pursuant to Section 4(a) of each of the Replacement Capital Covenants, each Replacement Capital Covenant may be terminated if the holders of a majority in aggregate principal amount of the Covered Debt consent or agree in writing to the termination of the Replacement Capital Covenant and the obligations of the Corporation thereunder;

WHEREAS, on September 12, 2011, the Corporation commenced a solicitation of consents (“Consent Solicitation”) from the holders of the Notes of record on September 9, 2011 to the proposed termination of the Replacement Capital Covenants; and

WHEREAS, pursuant to the Consent Solicitation, as of 12:15 p.m., New York City time, on September 23, 2011, holders of a majority in aggregate principal amount of the Notes validly delivered, and had not validly revoked, their consent to the termination of the Replacement Capital Covenants.

NOW, THEREFORE, the Corporation hereby acknowledges and affirms that the Replacement Capital Covenants and the obligations of the Corporation thereunder, shall be of no further force or effect.

IN WITNESS WHEREOF, the Corporation has caused this Termination to be executed by its duly authorized officer, as of the day and year first above written.

SUNTRUST BANKS, INC.

By:	/s/ Timothy J. Schmidt
Name:	Timothy J. Schmidt
Title:	Senior Vice President - Head of Funding